Exhibit 77Q1(a)

BOULDER TOTAL RETURN FUND, INC.

ARTICLES OF AMENDMENT

BOULDER TOTAL RETURN FUND, INC., a Maryland corporation (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter (the "Charter") of the Corporation is hereby amended by deleting the last sentence of Section 5.2 of Article V in its entirety and inserting in lieu thereof a new sentence to read as follows:

Upon the redemption as a whole of the Preferred Stock, each Director elected solely by the holders of Preferred Stock shall continue to serve as a Director of the Fund for the remainder of his or her term and until his or her successor is duly elected and qualified.

SECOND:  Section 4(i) of the Amended Articles Supplementary (the “Articles Supplementary”) of the Charter, accepted for record by the State Department of Assessments and Taxation of Maryland on May 25, 2006, fixing the rights of Taxable Auction Market Preferred Stock, par value $.01 per share, is repealed in its entirety and replaced with the following paragraph, as follows:

(i)

Terms of Office of Certain Directors to Continue.  At such time that none of the issued shares of AMPS are Outstanding, each Director elected solely by the holders of such AMPS shall continue to serve as a Director of the Fund for the remainder of his or her term and until his or her successor is duly elected and qualified.

THIRD:  The amendments to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 25th day of May, 2011.

ATTEST:

BOULDER TOTAL RETURN FUND, INC.

s/Stephanie Kelley

s/Stephen C. Miller

Stephanie Kelley

Stephen C. Miller

Secretary

President